Exhibit 99

Farmers & Merchants Bancorp Announces an Increase in the Year-End Cash Dividend

The Board of Directors of Farmers & Merchants Bancorp declared a year-end cash dividend of $6.40 per share, an increase over the $6.30 per share declared in December of 2013. The cash dividend will be paid on January 2, 2015, to shareholders of record on December 5, 2014. Total cash dividends declared during 2014 were $9.88 million, or $12.70 per share of common stock, an increase over the prior year. This is the 80th consecutive year that the Company has declared cash dividend payments to common shareholders.

Kent A. Steinwert, Chairman, President and Chief Executive Officer stated, “We are pleased that Farmers & Merchants Bank’s strong third quarter and year-to-date financial performance enabled us to increase the 2014 second half dividend.”

Farmers & Merchants Bancorp earned record net income of $18.8 million for the nine months ending September 30, 2014. Earnings per share of common stock outstanding were $24.19, up 3.6% from the prior year. Return on average assets for the nine months was 1.18%, and return on average equity was 11.42%.

*****************************

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank which proudly serves California through 25 convenient locations. The Bank has recently expanded into the Bay Area and Orange County with new full service branches in Walnut Creek and Irvine. F&M Bank offers a full complement of loan, deposit, equipment leasing, and treasury management services to both businesses and consumers, and has received BauerFinancial’s coveted “Five-Star, Superior Bank” award, for safety and security for over 23 consecutive years. For more information about Farmers & Merchants Bancorp and F&M Bank visit www.fmbonline.com.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes and financial and regulatory policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.